Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:59 PM 03/16/2021 FILED 01:59 PM 03/16/2021 SR 20210926285 - File Number 5521587	STATE of DELAWARE CERTIFICATE of INCORPORATION A STOCK CORPORATION

ARTICLE I.

The name of this Corporation is REDWOODS ACQUISITION CORP.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 651 N. Broad St., Suite 206, Middletown DE 19709. The county of the registered office is NEW CASTLE. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC..

ARTICLE III.

The total number of shares of common stock that the corporation shall be authorized to issue is 1500 at $0.0001 par value.

ARTICLE IV.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE V.

The name and mailing address of the incorporator is Lovette Dobson at 17350 State Hwy 249 #220, Houston, TX 77064.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

Dated: March 16th, 2021

/s/ Lovette Dobson
Lovette Dobson, Incorporator